Exhibit 99.1

SIGNET JEWELERS REPURCHASES 50% OF CONVERTIBLE PREFERRED SHARES
AHEAD OF MATURITY

Net Share Settlement Amendment Further Reduces Diluted Share Count

Increases FY2025 Non-GAAP EPS Guidance by 9% to 10%

HAMILTON, Bermuda, April 3, 2024 – Signet Jewelers Limited (NYSE: SIG) (“Signet”, “the Company”), the world’s largest retailer of diamond jewelry, and Leonard Green & Partners, L.P. (“LGP”), a leading private equity investment firm, today announced the amendment of the terms of the Series A Convertible Preference Shares (“Preferred Shares”) to net share settlement and the repurchase of half of the Preferred Shares.

“LGP has been a strong supporter of Signet through our transformation journey from the time of our agreement in 2016 and throughout the execution of our Path to Brilliance strategy. Since launching this strategy, Signet has grown revenue double digits while optimizing our fleet, increased gross margins by more than 400 basis points, drove a nearly 60% increase to our non-GAAP diluted earnings per share, and returned more than $1.5 billion to shareholders while investing for future competitive advantage. Signet’s Board appreciates the many years of partnership from LGP,” said Virginia C. Drosos, Signet’s Chief Executive Officer.

"Our flexible operating model has consistently generated well over 70% free cash flow conversion from non-GAAP operating income. This has enabled Signet to build a fortress balance sheet as we have significantly reduced our leverage ratio and nearly tripled liquidity to create one of the strongest financial profiles among peers. We are pleased that our partnership with LGP has resulted in a well-planned and orderly transition of its preferred investment at an attractive price for shareholders,” said Joan M. Hilson, Signet’s Chief Financial, Strategy & Services Officer.

Jonathan Seiffer, Senior Partner at LGP, added, "The transaction announced today represents half of the investment that LGP made in Signet, a leading and innovative retailer which has some of the world’s most recognizable jewelry brands. LGP has been pleased to partner with Signet as the Company has successfully pursued its Path to Brilliance strategy, improving its balance sheet, return on invested capital, and e-commerce capabilities. LGP looks forward to continuing to partner with Signet to further execute on its strategic priorities and drive shareholder value.”

Preferred Share Repurchase Transaction

The Preferred Shares, scheduled to mature in November 2024, were convertible into approximately 8.2 million Signet common shares. Signet will repurchase half of the Preferred Shares for approximately $414 million in cash, based on the volume weighted average share price on the date of the transaction signing. April 1, 2024, including accrued dividends, and is expected to be settled within 10 business days. Following the transaction there will be $328 million remaining in stated value of the Preferred Shares which carry a dividend of 5.0%.

This transaction will immediately reduce Signet’s diluted share count by approximately 4.1 million shares, or 7.6% of Signet’s diluted share count. Signet will settle the transaction from the $1.4 billion in cash on hand at the end of Fiscal 2024. During the first quarter of Fiscal 2025, the Company will record a reduction to GAAP net income attributable to common shareholders of approximately $83 million as a deemed dividend. This deemed dividend reflects the excess of the above one-time cash payment over the carrying value of the Preferred Shares at the date of the transaction.

Net Share Settlement Amendment

The Company modified terms of the Preferred Shares held by LGP to provide that Signet will deliver cash for the stated value of the Preferred Shares. Any remaining value owed will be delivered in cash, shares or a combination of cash and shares at Signet’s election. The flexibility provided by this amendment for any remaining value will facilitate an orderly retirement of the remaining instrument and smooth the cadence of any further early redemption. This amendment to the net share settlement structure will immediately reduce Signet’s diluted share count by approximately 2.9 million shares, or approximately 5%, at expected share prices. LGP can begin future conversions per the net share settlement amendment beginning on May 1, 2024. Once fully retired, the Preferred Shares would represent a reduction of approximately 15% to Signet’s diluted share count on an annualized basis.

Evercore acted as exclusive financial advisor to Signet in connection with the Preferred Share repurchase and amendment.

Fiscal 2025 Guidance Update

As a result of this Preferred Shares repurchase transaction and amendment to the Preferred Shares agreement, Signet is increasing its Fiscal 2025 non-GAAP diluted EPS outlook to a range of $9.90 to $11.52 per diluted share from its previous range of $9.08 to $10.48 per diluted share.

This revised range reflects the diluted share impact of the repurchase and amendment with a weighted average diluted share count of approximately 46.3 million shares for Fiscal 2025 and excludes the deemed dividend to net income available to common shareholders of $83 million, both of which are discussed above.

In addition, this non-GAAP diluted EPS range contemplates the Company will allocate up to $1.1 billion to a combination of retiring outstanding debt, retiring Preferred Shares and the repurchase of common shares during Fiscal 2025.

Forecasted non-GAAP diluted EPS provided excludes potential non-recurring charges, such as restructuring charges, asset impairments or integration-related costs associated with the acquisition of Blue Nile. Given the potential impact of non-recurring charges to GAAP diluted EPS, the Company cannot provide forecasted GAAP diluted EPS or the probable significance of such items without unreasonable efforts. As such, the Company does not present a reconciliation of forecasted non-GAAP diluted EPS to corresponding forecasted GAAP diluted EPS.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,700 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, JamesAllen.com, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: difficulty or delay in executing or integrating an acquisition, including Diamonds Direct and Blue Nile; executing other major business or strategic initiatives, such as expansion of the services business or realizing the benefits of our restructuring plans; the impact of the Israel-Hamas conflict on our operations; the negative impacts that public health crisis, disease outbreak, epidemic or pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows, including without limitation risks relating to shifts in consumer spending away from the jewelry category, trends toward more experiential purchases such as travel, disruptions in the dating cycle caused by the COVID-19 pandemic and the pace at which such impacts on engagements are expected to recover, and the impacts of the expiration of government stimulus on overall consumer spending (including the recent expiration of student loan relief); general economic or market conditions, including impacts of inflation or other pricing environment factors on our commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position; disruptions in our supply chain; our ability to attract and retain labor; our ability to optimize our transformation strategies; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations, which has occurred and may continue to deteriorate; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of our market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including future Preferred Share conversions, execution of accelerated share repurchases and the payment of related excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently issued in the state of California or adopted by the SEC; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint, including operating in attractive trade areas and accounting for changes in consumer traffic in mall locations; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; ability to deliver on our environmental, social and governance goals; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to our or our third-party providers’ information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or assets including cash which could be affected by failure of a financial institution or conditions affecting the banking system and financial markets as a whole; changes in assumptions used in making accounting estimates relating to items such as extended service plans; or the impact of weather-related incidents, natural disasters, organized crime or theft, increased security costs, strikes, protests, riots or terrorism, acts of war (including the ongoing Russia-Ukraine and Israel-Hamas conflicts), or another public health crisis or disease outbreak, epidemic or pandemic on our business.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2024 Annual Report on Form 10-K filed with the SEC on March 21, 2024, and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:

Rob Ballew
SVP, Investor Relations
+1 336 202 1203
robert.ballew@signetjewelers.com

Media:

Colleen Rooney
Chief Communications & ESG Officer
+1 330 668 5932
colleen.rooney@signetjewelers.com

About LGP

LGP is a leading private equity investment firm founded in 1989 and based in Los Angeles with over $75 billion of assets under management. The firm partners with experienced management teams and often with founders to invest in market-leading companies. Since inception, LGP has invested in over 120 companies in the form of traditional buyouts, going-private transactions, recapitalizations, growth equity, and selective public equity and debt positions. The firm primarily focuses on companies providing services, including consumer, healthcare, and business services, as well as retail, distribution, and industrials. For more information, please visit www.leonardgreen.com.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance and liquidity. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this press release and the Company’s consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

The Company reports certain non-GAAP financial measures including the following: free cash flow, adjusted free cash flow, free cash flow conversion, non-GAAP operating income and non-GAAP diluted earnings per share ("EPS").

Free cash flow, adjusted free cash flow and free cash flow conversion

Free cash flow is a non-GAAP measure defined as the net cash provided by operating activities less purchases of property, plant and equipment. Management considers this metric to be helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Adjusted free cash flow, a non-GAAP measure, excludes the proceeds from the sale of in-house finance receivables. Free cash flow and adjusted free cash flow are indicators frequently used by management in evaluating its overall liquidity needs and determining appropriate capital allocation strategies. Free cash flow and adjusted free cash flow do not represent the residual cash flow available for discretionary purposes. Free cash flow conversion is defined as pro-forma adjusted free cash flow as a percentage of non-GAAP operating income(1).

(in millions)	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2020
Net cash provided by operating activities	$546.9	$797.9	$1,257.3	$1,372.3	$555.7
Purchase of property, plant and equipment	(125.5)	(138.9)	(129.6)	(83.0)	(136.3)
Free cash flow	$421.4	$659.0	$1,127.7	$1,289.3	$419.4
Proceeds from sale of in-house finance receivables	—	—	(81.3)	—	—
Adjusted free cash flow	$421.4	$659.0	$1,046.4	$1,289.3	$419.4
Cash paid for non-recurring legal settlements	200.8	—	—	—	—
Pro-forma adjusted free cash flow (2)	$622.2	$659.0	$1,046.4	$1,289.3	$419.4

Non-GAAP operating income (1)	$642.8	$850.4	$908.1	$156.4	$318.3

Free cash flow conversion	96.8%	77.5%	115.2%	824.4%	131.8%

(1)	Non-GAAP operating income is a non-GAAP measure defined as operating income excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Refer to the Company’s Annual Reports on Form 10-K for Fiscal 2020 through Fiscal 2024 filed with the SEC for the reconciliation of these amounts to the most comparable GAAP measure.

(2)	Pro-forma adjusted free cash flow excludes the cash paid for non-recurring legal settlements made during Fiscal 2024 from adjusted free cash flow.

Non-GAAP diluted EPS

Non-GAAP diluted EPS is a non-GAAP measure defined as diluted EPS excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing financial results in order to appropriately evaluate the performance of the business without the impact of these certain items. In particular, management believes the consideration of measures that exclude such items can assist in the comparison of performance in different periods which may or may not include such items. The Company estimates the tax effect of all non-GAAP adjustments by applying a statutory tax rate to each item. The income tax items represent the discrete amount that affected the diluted EPS during the period.

	Fiscal 2024	Fiscal 2018
GAAP Diluted EPS	$15.01	$7.44
Litigation charges	(0.06)	—
Pension settlement loss	0.02	—
Acquisition and integration-related expenses	0.41	—
Restructuring charges	0.14	—
Asset impairments	0.13	—
Gain on divestitures, net	(0.22)	—
Tax impact of above items	(0.18)	—
Bermuda economic transition adjustment	(4.88)	—
Impact of revaluation of deferred taxes under Tax Cut and Jobs Act	—	(0.93)
Non-GAAP Diluted EPS (1)	$10.37	$6.51

(1)	Refer to the Company’s fourth quarter Fiscal 2024 and Fiscal 2018 Current Reports on Form 8-K filed with the SEC for additional information regarding these reconciling items.